Exhibit 12

           NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
            STATEMENT REGARDING COMPUTATIONS OF RATIO OF EBITDA (a)
                              TO NET CASH INTEREST
           ---------------------------------------------------------


                                                                        Year Ended December 31,
                                                                    ------------------------------
                                                                                           PRO
                                                                                          FORMA
                                                                        1997              1997
                                                                    -----------      ------------
A. Income before interest charges per Statements of Income           $  393,836        $  477,936
B. Interest income                                                      (26,200)          (26,200)
                                                                    ------------     -------------
C. Income before interest charges, less interest income                 367,636           451,736
D. Non-cash deferrals and amortizations (b)                             593,866         1,013,566
                                                                    ------------     -------------
E. EBITDA (a)                                                        $  961,502        $1,465,302
                                                                    ============     =============





F. Interest charges per Statements of Income                         $  273,906        $  550,531
G. Allowance for debt funds used during construction                      4,396             4,396
H. Non-cash interest charges (c)                                        (25,212)          (41,712)
I. Interest income                                                      (26,200)          (26,200)
                                                                    ------------     -------------
J. Net cash interest                                                 $  226,890        $  487,015
                                                                    ============     =============




K. Ratio of EBITDA to Net Cash Interest (E/J)                               4.2x              3.0x
                                                                            ====              ====







---------------------

(a) Earnings before interest charges, interest income, income taxes, depreciation and amortization, amortization of nuclear fuel, allowance for funds used during construction, MRA regulatory asset amortization, the PowerChoice charge and non-cash regulatory deferrals and other amortizations.

(b) Includes depreciation and amortization, amortization of nuclear fuel, allowance for other funds used during construction, the PowerChoice charge, MRA Regulatory Asset amortization and non-cash regulatory deferrals and other amortizations.

(c) Includes net amortization of discount on long-term debt and interest accrued on the Nuclear Waste Policy Act disposal liability.